AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement dated as of September 17, 2014 (the “Effective Date”), amends the Investment Advisory Agreement dated March 1, 1999, as amended (the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and Wilshire Variable Insurance Trust (the “Trust”).

WHEREAS, the Adviser currently furnishes investment advisory services under the Agreement for the Balanced Fund of the Trust; and

WHEREAS, the parties desire to amend the Agreement to revise the description of the compensation paid to the Adviser with respect to the Balanced Fund;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.          Effective upon the Effective Date, the last sentence of Section 8 of the Agreement is revised for the Balanced Fund as follows:

The Company shall reduce the advisory fee to be paid by the Balanced Fund to the Adviser by the amount of any advisory fees paid indirectly by the Balanced Fund to other affiliated investment companies as a result of the Balanced Fund’s investment in such affiliated investment companies’ securities.

2.          Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED		WILSHIRE VARIABLE INSURANCE TRUST

By:	/s/ Jason Schwarz	By:	/s/ Jason Schwarz

Name:	Jason Schwarz	Name:	Jason Schwarz

Title:	President, Wilshire Funds Management	Title:	President, Wilshire Funds Management